Exhibit 99.1

Century Aluminum Names Michael Bless as Acting President and Chief Executive Officer

MONTEREY, CA.  November 15, 2011 -- Century Aluminum Company (NASDAQ: CENX) today announced that its Board of Directors has appointed Michael Bless as Acting President and Chief Executive Officer.

Terence Wilkinson, Chairman of Century’s Board of Directors said, “During his tenure at Century, Mike has played a pivotal role in guiding the Company through and out of the financial crisis while demonstrating strong leadership and winning the respect of his peers.  His experience makes him an excellent choice to guide the Company forward at this juncture.  The Board believes the Company is well positioned to succeed and we have great confidence in Mike’s abilities and in those of the other members of Century’s leadership team.”

Mr. Bless has served as Century’s Executive Vice President and Chief Financial Officer since January 2006 and will continue to retain that role.  Prior to joining Century, Mr. Bless previously served as the Chief Financial Officer of Rockwell Automation, Inc. and was an investment banker at Dillon, Read & Co. for over 10 years.

“I am honored by the opportunity to lead Century at this critical juncture,“ Bless said. “We are continuing our efforts to return the Hawesville smelter to stable operations, and remain on track to reach full capacity during the first quarter of 2012.  Grundartangi's performance continues to be excellent and discussions continue in several key areas of the Helguvik project as we await the arbitration decision with one of our power suppliers."

Mr. Bless succeeds Logan Kruger, who has terminated his employment with the Company and resigned as a director.  Mr. Kruger has also brought a lawsuit against the Company alleging breach of contract and wrongful termination.  The Company believes these claims are without merit and intends to vigorously defend itself against them.

Contacts:
Mike Dildine (media)               831-642-9364
Shelly Harrison (investors)    831-642-9357

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Atli B. Gudmundsson, Senior Manager -- Corporate Finance, NBI hf.
Steingrimur Helgason, Director -- Corporate Finance, NBI hf.

Cautionary Statement
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements, including, without limitation, declines in aluminum prices or increases in our operating costs; deterioration of global or local financial and economic conditions; additional delays in the completion of our Helguvik, Iceland smelter, including delays or other changes in our ability to secure a reliable power supply; our ability to successfully manage our executive transition and our ability to defend ourselves in any associated lawsuits; and our ability to successfully manage and/or improve performance at each of our operating smelters. Forward-looking statements in this press release include, without limitation, statements regarding our ability to successfully remedy production issues at our Hawesville facility and improve its production and shipment levels; the merits of Mr. Kruger’s lawsuit; and the ultimate outcome of our arbitration with one of the power suppliers to our Helguvik facility. More information about the risks, uncertainties and assumptions affecting the Company can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.